Exhibit 99.1

Adtalem Global Education Appoints Douglas Beck as Senior Vice President, General Counsel and Corporate Secretary

CHICAGO--(BUSINESS WIRE)--June 14, 2021--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced that Douglas G. Beck has joined the company as Senior Vice President, General Counsel and Corporate Secretary, effective immediately. In his role, Beck is responsible for the legal department’s operations and advice and counsel provided to clients in the areas of commercial, corporate governance, IP, labor and employment, litigation, M&A, real estate, regulatory and compliance, and securities.

“We are thrilled to welcome Doug to Adtalem. Doug is a seasoned corporate general counsel with deep experience in all aspects of corporate legal practice including M&A, securities law, compliance, corporate governance and litigation. He has an impressive track record of leveraging his deep legal expertise, thorough understanding of the business and strong client relationships to deliver business results,” said Lisa Wardell, chairman and CEO of Adtalem Global Education.

Beck comes to Adtalem from Hub Group, a $3.5 billion publicly traded transportation management company, where he served in several leadership roles in the legal organization over a ten-year period, most recently as Executive Vice President, General Counsel and Secretary. Earlier in his career, Beck served in a legal capacity in a number of other companies across a variety of industries including Alberto Culver, Navistar and Allegiance Healthcare. Beck received a bachelor’s degree in American Civilization from the University of Illinois and a juris doctor degree from Northwestern University School of Law.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Media Contact:
Kelly Finelli
Kelly.Finelli@Adtalem.com
872-270-0230

Investor Contact:
John Kristoff
John.Kristoff@Adtalem.com
312-651-1437